UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2013

Commission File Number: 333-179072

CHC Helicopter S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4740 Agar Drive

Richmond, BC V7B 1A3, Canada

(Address of principal executive offices, zip code)

(604) 276-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Purchase agreement

On May 8, 2013, CHC Helicopter S.A., or the Company, entered into a purchase agreement with the guarantors named therein and the initial purchasers named therein providing for the purchase for cash by the initial purchasers of $300 million aggregate principal amount of its 9.375% Senior Notes due 2021 (or the notes). The notes are being issued at 9.375% of the aggregate principal amount. The purchase agreement contains customary representations, warranties and agreements and customary conditions to closing, indemnification rights and obligations of the parties and termination provisions. The offering of the notes closed on May 13, 2013.

The notes were sold to the initial purchasers in a private placement, in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (or the Securities Act), and resold by the initial purchasers to “qualified institutional buyers” pursuant to the exemption from registration set forth in Rule 144A under the Securities Act and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Company is relying on these exemptions from registration based in part on representations made by the initial purchasers in the purchase agreement.

9.375% Senior Notes due 2021

The notes were issued pursuant to an indenture, dated as of May 13, 2013 among the Company, the guarantors named therein and The Bank of New York Mellon, as trustee. The maturity date of the notes is June 1, 2021. Interest on the notes will be payable at a rate of 9.375% per year, semiannually on June 1 and December 1, commencing on December 1, 2013. The notes are guaranteed on a senior unsecured basis by 6922767 Holdings S. à r. l. (the Company’s indirect parent), CHC Helicopter Holding S. à r. l. (the Company’s direct parent) and each of 6922767 Holdings S.à.r.l.’s existing and future subsidiaries that guarantee the Company’s obligations under its super-senior secured revolving credit facility and existing senior secured notes (together with the Company’s direct and indirect parents, the “Guarantors”), subject to certain exceptions.

At any time prior to June 1, 2016, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the issue date) at a redemption price of 109.375% of the principal amount, plus accrued and unpaid interest and additional interest, if any, on the notes redeemed to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more equity offerings.

Except pursuant to the preceding paragraph or as otherwise set forth below, the notes will not be redeemable at the Company’s option prior to June 1, 2016. The Company will not, however, be prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise, so long as the acquisition does not violate the terms of the indenture.

On or after June 1, 2016, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the 12-month period beginning on June 1 of the years indicated below (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2016	107.031%
2017	104.688%
2018	102.344%
2019 and thereafter	100.000%

The notes will also be subject to redemption as a whole, but not in part, at the option of the Company at any time, on not less than 30 nor more than 60 days’ prior written notice to the holders of notes (which notice shall be irrevocable), at 100% of the principal amount, plus accrued and unpaid interest and additional interest, if any, on the notes to be redeemed to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), and all additional amounts, if any, then due or becoming due on the redemption date, in the event the Company is, has become or would become obligated to pay, on the next date on which any amount would be payable with respect to the notes, any additional amounts or indemnification payments (other than in respect of documentary taxes) as a result of a change or amendment in the laws (including any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any change or amendment in the application, administration or interpretation of such laws, regulations or rulings (including pursuant to a holding, judgment or order by a court of competent jurisdiction), which change is announced or becomes effective after the date of this offering memorandum (or, if the relevant taxing jurisdiction became a relevant taxing jurisdiction on a later date, after such later date); provided that the Company has determined, in its business judgment, that the obligation to pay such additional amounts cannot be avoided by the use of reasonable measures available to the Company.

Following specific kinds of change of control the Company will be required to offer to purchase all of the notes at a purchase price of 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase.

The indenture, among other things, will limit the ability of the Company and its restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred shares;

•	pay dividends or repurchase or redeem equity interests;

•	limit dividends or other payments by restricted subsidiaries that are not guarantors to us or our other subsidiaries;

•	make certain investments;

•	incur liens;

•	engage in other business activities;

•	enter into certain types of transactions with our affiliates; and

•	sell assets or consolidate or merge with or into other companies.

These and other covenants contained in the indenture governing the notes are subject to important exceptions and qualifications. Certain covenants will be suspended at any time the notes are rated “investment grade.” In addition, the indenture contains customary terms and covenants, including certain events of default after which the notes may be due and payable immediately.

The foregoing description of the indenture does not purport to be complete and is qualified in its entirety by reference to the full text of indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K.

Registration Rights Agreement

The Company and the Guarantors also entered into a registration rights agreement, or the Registration Rights Agreement, dated as of May 13, 2013 with the initial purchasers listed therein. Pursuant to the Registration Rights Agreement, the Company and the Guarantors have agreed to use commercially reasonable efforts to file with the Commission a registration statement for new notes having substantially identical terms as the notes as part of an offer to exchange freely tradable exchange notes for the existing notes (or the Exchange Offer) within 180 days following the issuance of the notes. The Company is required to use its commercially reasonable efforts to cause the Exchange Offer to be completed within 360 days after the issue date of the notes or, if required, to have a shelf registration statement declared effective within 450 days after the issue date of the notes.

If the Company fails to meet this target (a registration default), the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the applicable interest rate described above. If the registration default is corrected, the applicable interest rate on the notes will revert to the original level.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of Registration Rights Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01 Entry into a Material Definitive Agreement” of this Form 8-K relating to the Issuance is hereby incorporated by reference.

Item 8.01	Other Events.

On May 8, 2013, the Company issued a press release to announce the pricing of the $300 million offering of the notes. A copy of the press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 8.01.

This report shall not constitute an offer to sell or a solicitation of offers to buy any securities.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are furnished with this Form 8-K:

Exhibit Number	Description

4.1	Indenture, dated as of May 13, 2013, among CHC Helicopter S.A., the Guarantors named therein, and The Bank of New York Mellon, as Trustee, governing the 9.375% Senior Notes due 2021.

10.1	Registration Rights Agreement, dated May 13, 2013, among CHC Helicopter S.A., the initial purchasers listed therein, and the Guarantors listed therein.

99.1	Press Release.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CHC Helicopter S.A.

By:	/s/ Russ Hill
	Name:	Russ Hill
	Title:	Authorized Signatory

Date: May 14, 2013